                 CONSENT SOLICITATION STATEMENT DATED MARCH 30, 1998

                                BURKE INDUSTRIES, INC.

                   SOLICITATION OF CONSENTS TO INDENTURE AMENDMENTS

                              --------------------------

                              10% SENIOR NOTES DUE 2007
                     ($110,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                            UNCONDITIONALLY GUARANTEED BY
              BURKE FLOORING PRODUCTS, INC., BURKE RUBBER COMPANY, INC.
                          AND BURKE CUSTOM PROCESSING, INC.

      CONSENT PAYMENTS:  $3.75 PER $1,000.00 PRINCIPAL AMOUNT OF EXISTING NOTES

     Burke Industries, Inc., a California corporation (the "Company" or "Burke"), is soliciting (the "Solicitation") the consents (the "Consents") of holders of record (the "Record Holders") as of March 26, 1998 (the "Record Date") of the outstanding $110.0 million aggregate principal amount of its 10% Senior Notes due 2007 (the "Existing Notes"), to certain amendments (the "Proposed Amendments") to the indenture governing the Existing Notes (the "Original Indenture"), including an amendment allowing the Company to issue and sell up to $30.0 million principal amount of Floating Interest Rate Senior Notes due 2007 of the Company (the "New Notes") to provide a portion of the financing for the acquisition by the Company (the "Mercer Acquisition") of Mercer Products Company, Inc. ("Mercer").

     The Solicitation is being made upon the terms and is subject to the conditions set forth in this Consent Solicitation Statement and in the accompanying Consent. Adoption of the Proposed Amendments requires the consent of Record Holders of a majority in principal amount of the outstanding Existing Notes (the "Requisite Consents"). The Company will make consent payments (the "Consent Payments") of $3.75 cash per each $1,000.00 principal amount of Existing Notes to Holders (as defined herein) who have properly furnished, and not revoked, their Consents on or prior to the Expiration Date (as defined herein), provided that (i) the Requisite Consents are received, (ii) the Offering (as defined below) is consummated, (iii) the Mercer Acquisition is consummated and (iv) the First Supplemental Indenture (as defined below) is executed and delivered. Upon satisfaction of the conditions set forth in clauses (i), (ii) and (iii) above, it is anticipated that the Company and United States Trust Company of New York, the trustee under the Original Indenture (the "Trustee"), will execute a supplemental indenture implementing the Proposed Amendments (the "First Supplemental Indenture").

     Simultaneously with the Solicitation, the Company is offering (the "Offering") for sale without registration under the Securities Act of 1933, as amended (the "Securities Act"), $30.0 million principal amount of New Notes which will be issued pursuant to a new indenture (the "New Indenture") providing for the issuance of the New Notes. Consummation of the Offering is conditioned upon closing of the Mercer Acquisition, the receipt of the Requisite Consents and the execution and delivery of the First Supplemental Indenture. A copy of the Company's preliminary Offering Memorandum dated March 30, 1998 (the "Offering Memorandum") relating to the Offering is enclosed herewith. The closing of the Mercer Acquisition is not conditioned on successful consummation of the Consent Solicitation as the Company has received a commitment for alternative financing from NationsBank, N.A. that provides adequate funds to enable the Company to consummate the Mercer Acquisition. See "Alternative Financing."


               The Solicitation Agent for the Consent Solicitation is:

                        NATIONSBANC MONTGOMERY SECURITIES LLC

     THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 10, 1998, UNLESS EXTENDED BY THE COMPANY (SUCH DATE AND TIME AS IT MAY BE EXTENDED BY THE COMPANY, SHALL BE REFERRED TO AS THE "EXPIRATION DATE"). IF THE REQUISITE CONSENTS HAVE NOT BEEN RECEIVED BY 5:00 P.M., NEW YORK CITY TIME, ON OR PRIOR TO THE ORIGINAL EXPIRATION DATE, THE COMPANY MAY, IN ITS SOLE DISCRETION, TERMINATE THE SOLICITATION OR EXTEND THE SOLICITATION FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED.

     Consents may be revoked by Holders at any time on or prior to the Expiration Date and will automatically expire if the Requisite Consents are not obtained on or prior to the Expiration Date. If the Proposed Amendments become effective, each present and future holder of the Existing Notes will be bound by the Proposed Amendments, whether or not such holder delivered a Consent.


               The Solicitation Agent for the Consent Solicitation is:

                        NATIONSBANC MONTGOMERY SECURITIES LLC

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048.
Copies of such documents may also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, copies of such documents may be obtained through the Commission's Internet address at http://www.sec.gov.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed with the Commission by the Company and are hereby incorporated by reference in this Consent Solicitation Statement:

     1. The Company's Registration Statement on Form S-4 and related Prospectus relating to the Exchange Offer (as defined herein) dated December 5, 1997.

     2. All other reports filed with the Commission prior to the Expiration Date.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement to the extent that a statement contained herein or in the enclosed Offering Memorandum or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Consent Solicitation Statement.

     Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial Holder of Existing Notes, to whom this Consent Solicitation Statement and the Offering Memorandum is delivered, upon request. Copies of this Consent Solicitation Statement, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Consent Solicitation Statement will also be provided without charge to each such person, upon request. Requests should be directed to the Company's Information Agent (the "Information Agent"), D.F. King & Co., Inc.

     This Consent Solicitation Statement and the Offering Memorandum contain certain forward-looking statements and information relating to the Company and Mercer that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in the Offering Memorandum in the sections "Offering Memorandum Summary," "Risk Factors," "Unaudited Pro Forma Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and include, without limitation, the Company's expectation and estimates as to the Company's business operations following the Offering and the acquisition of Mercer, including the introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations and the synergies resulting from the Mercer Acquisition. In addition, in those and other portions of the Offering Memorandum and this Consent Solicitation Statement, the words "anticipates," believes," "estimates," "expects," "plans," "intends" and similar expressions, as they relate to the Company or its management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company, with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in the Offering Memorandum. In addition to factors that may be described elsewhere in the Offering Memorandum, the Company specifically wishes to advise readers that the factors listed under the caption "Risk Factors" could cause actual results to differ materially from those expressed in any forward-looking statement. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect (including the assumptions used in connection with the preparation of the Summary Unaudited Pro Forma Combined Financial Data), actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

     No person has been authorized to give any information or make any representations other than those contained in this Consent Solicitation Statement and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Solicitation Agent, the Information Agent or the Tabulation Agent. The Consent Solicitation is not being made to, and no Consents are being solicited from the Holders of Notes in any jurisdiction in which it is unlawful to make such solicitation or grant such Consents. The delivery of this Consent Solicitation Statement at any time does not imply that the information herein is correct as of any subsequent date.

     The information provided in this Consent Solicitation Statement is based upon information provided solely by the Company. The Solicitation Agent has not independently verified and does not make any representation or warranty, express or implied, or assume any responsibility, as to the accuracy or adequacy of the information contained herein.

                                       SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE SUMMARY FINANCIAL AND STATISTICAL DATA AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN OR INCORPORATED BY REFERENCE INTO THIS CONSENT SOLICITATION STATEMENT. CAPITALIZED TERMS USED HEREIN AND NOT DEFINED HEREIN HAVE THE MEANINGS ASSIGNED TO SUCH TERMS IN THE OFFERING MEMORANDUM.

                                     THE COMPANY

OVERVIEW

     Burke, headquartered in San Jose, California, is a leading, diversified manufacturer of highly engineered rubber, silicone and vinyl-based (herein "elastomer") products. Through its vertically integrated operations and reputation for quality elastomer-based products, Burke has become (i) the largest domestic producer of precision silicone seals for commercial and military aircraft ("Aerospace Products"), (ii) a leading nationwide producer of both rubber and vinyl cove base and floor covering accessories for commercial and industrial applications ("Flooring Products") and (iii) a value-added producer of high-performance silicone hose, roofing and membrane products for the heavy-duty truck, commercial building and fluid containment industries, respectively ("Commercial Products").

     The Company has grown through new product development and the successful integration of acquired product lines and production assets. As a result, net sales increased from $36.4 million in 1993 to $90.2 million in 1997 and EBITDA increased from $3.8 million to $16.9 million (adjusted to exclude certain expenses and other items relating to the Prior Recapitalization as described herein) over the same period.

     On March 5, 1998, the Company entered into a Stock Purchase Agreement with Sovereign Specialty Chemicals, Inc. ("Sovereign") and Mercer pursuant to which the Company will acquire from Sovereign all of the outstanding capital stock of Mercer. Mercer is a leading manufacturer of extruded plastic and vinyl flooring products such as vinyl cove base, transitional and finish mouldings, corners, stair treads and other accessories. On a pro forma basis, after giving effect to the Mercer Acquisition as if it had occurred on January 4, 1997, Burke would have generated $115.1 million and $22.4 million in revenues and EBITDA, respectively, in 1997. See "Acquisition of Mercer" and "Unaudited Pro Forma Combined Financial Statements."

     Mercer represents the fifth acquisition completed by Burke's current management team over the last five years. Burke's integration of these acquisitions has led to a dominant position in the aerospace seals market, opened new markets for its Flooring Products, improved operating efficiencies, consolidated overhead and strengthened technical capabilities. Management intends to continue to evaluate potential acquisitions as a way to augment Burke's internal growth, expand and strengthen existing product lines and enhance the Company's distribution and technological capabilities.

AEROSPACE PRODUCTS

     Burke is the largest domestic producer of precision silicone seals used at airframe and internal component junctures in commercial and military aircraft. Burke's seals are specified on virtually all major domestically produced commercial aircraft, including every aircraft series manufactured by The Boeing Company's Commercial Airplane Group ("Boeing") and on substantially all United States military aircraft including cargo, fighter and bomber series airplanes and several helicopter models. As a result, Burke's products have been designed into some of the most successful commercial and military aircraft in the world, including the Boeing 717, 737, 747, 757, 767 and 777, the McDonnell Douglas DC and MD series, the Northrop Grumman F-14 and the Lockheed Martin L1011. Burke bases its belief that it is the largest domestic producer of certain components used in commercial and military aircraft upon internal analysis and informal feedback from customers and competitors.

     Products are engineered to customer specifications for selected aircraft body and engine models and are generally made from custom tooling maintained and controlled by Burke for use over the life of the specific aircraft program. Burke benefits from a lengthy product-demand cycle, which can remain active for as long as 30 years, driven by new aircraft assembly and retrofit and maintenance projects. Retrofit and maintenance projects accounted for approximately one-third of the Company's 1997 Aerospace Products sales.

     The Aerospace Products business also manufactures low-observable, radar-absorbing seals and exterior tapes and coatings for stealth military aircraft and other military applications. These products are currently in use on the B-2 bomber and will also be used in the F-22 Advanced Tactical Fighter ("F-22"), which is being developed to replace the F-15 as the premier fighter in the United States military arsenal.

     Aerospace Products sales increased from $3.6 million in 1993, the year that Burke first entered the aerospace market with its purchase of assets of Purosil, Inc. ("Purosil"), to $31.2 million in 1997, accounting for approximately 34.6% of the Company's total net sales in 1997. Management believes the Aerospace Products business is well positioned to benefit from the commercial aircraft build rates which increased in 1997 and are continuing to increase in 1998, along with the associated retrofit, refurbishment, replacement and upgrade projects that are required over the life of the aircraft.

FLOORING PRODUCTS

     Through its Flooring Products business, Burke is a leading nationwide producer of floor covering accessories for commercial and industrial applications. Burke has historically been the dominant supplier of rubber cove base (floor border that joins flooring or carpet to a wall), manufactured under the name BurkeBase-Registered Trademark-, and other rubber-based flooring accessories for commercial and industrial applications in the western United States. The acquisition of Mercer significantly expands Burke's product offerings and distribution capabilities given Mercer's historically strong presence as a manufacturer of vinyl cove base and other vinyl-based flooring accessories in the eastern United States.

     Both Burke's and Mercer's principal product offerings include vinyl cove base and rubber cove base, tile, stair treads, corners, shapes and other flooring accessories. Demand for cove base is driven by new commercial construction, remodeling, redecorating and general maintenance. During periods of slower growth in new commercial construction, remodeling and redecorating activities tend to increase, providing stable overall demand for the Company's products. Flooring Products sales were $23.5 million in 1997, comprising 26.0% of the Company's total net sales in 1997. Mercer's sales were $24.9 million in 1997.

     Management believes that the acquisition of Mercer, which is already well established as a leading supplier of vinyl cove base and mouldings in the eastern United States, will enable it to increase revenues through the increased penetration of existing markets and the expansion of its product line to markets where vinyl cove base is traditionally more popular than rubber cove base, such as the midwestern and eastern United States. The Mercer Acquisition also presents the opportunity for cost savings through economies of scale and shared resources.

COMMERCIAL PRODUCTS

     Burke's expertise in the mixing, blending and formulation of silicone and organic rubber compounds has established its Commercial Products business as a growing, value-added supplier of elastomer products for use in both intermediate and end products. The Commercial Products business is comprised of three primary product lines: (i) high-performance silicone truck hoses for heavy-duty trucks and buses marketed under the Purosil brand name, (ii) membranes for commercial roofing and fluid containment systems marketed under the Burkeline trade name and manufactured from DuPont's patented Hypalon polymer material and (iii) precision-formulated custom products and sheet goods that utilize Burke's extensive formulation and production capabilities for use in end-product elastomer applications. Commercial Products net sales increased from $14.8 million in 1993 to $35.5 million in 1997, and represented 39.4% of the Company's total net sales in 1997. Management believes that the Commercial Products business has significant growth potential primarily through the expansion of the Purosil line of high-end hoses to new customers and channels of distribution and the development of new applications for the silicone custom product line.

COMPETITIVE STRENGTHS

     Burke has secured a strong competitive position in each of its specialized market segments. Burke is the largest provider of aerospace seals to the domestic commercial and military aerospace industries, one of the nation's largest producers of floor covering accessories and maintains strong positions in its roofing and membrane, truck hose and custom product lines. These competitive positions are sustained through the following strengths:

     ESTABLISHED CUSTOMER RELATIONSHIPS. The Company enjoys long-term relationships with many of its customers in each of its markets. These relationships, whether built by Burke over its long history or assumed in recent acquisitions, provide the Company with a stable base from which to pursue future expansion and give Burke a significant advantage over potential competitors seeking to enter the Company's markets. Several of the Burke trademarks and trade names (BurkeBase, Burkeline, SFS, Haskon and Purosil) are widely recognized by end users and distributors and are generally associated with superior levels of quality and customer service in their respective markets. Pursuant to the Mercer Acquisition, the Company will also be acquiring Mercer's strong relationships with distributors in the eastern United States and Mercer's trade name Uni-Color-Registered Trademark- color matching system, which is a widely recognized brand name in the flooring business.

     DIVERSE REVENUE BASE. The Company's products are used in a wide variety of industries and applications, and a significant share of the Company's revenue is derived from the repair and replacement market for its products, including aerospace seals and tape, cove base, truck hoses and fluid containment membrane. Replacement demand is typically less affected by slower economic periods. Management believes that this diversity has and will continue to mitigate the effect of economic fluctuations.

     TECHNOLOGICAL LEADERSHIP IN ELASTOMER-BASED PRODUCTS. Burke is widely recognized as a technological leader in elastomer-based products due to its strong engineering, design and research capabilities. Burke has 25 specialists in its engineering, design and laboratory departments devoted to new product development and product cost reduction. Management believes that its aerospace technical staff is significantly larger than those of its direct competitors, providing the Company with a competitive advantage in pursuing and maintaining relationships in the technologically advanced defense and commercial aerospace industries.

     VERTICALLY INTEGRATED PRODUCTION CAPABILITIES. Burke has vertically integrated production capabilities that enable it to transform raw organic rubber and silicone gum into a diverse array of finished products. This capability allows management more direct control over the Company's product development, cost structure and quality requirements, providing a competitive edge in its targeted market segments and enables Burke's Commercial Products business to selectively participate in market segments as a value-added, intermediate supplier to other elastomer product producers and users.

     EXPERIENCED MANAGEMENT TEAM. The management team has extensive experience both with the Company and within the industry and encompasses a balance of both senior leadership and a strong group of young managers. This management team has successfully managed the Company's continuing vertical integration efforts and acquired five independent operations since 1993.

BUSINESS STRATEGY.

     Burke intends to capitalize on its aforementioned competitive strengths in a variety of ways in each of its major market segments. Key components of this strategy for each of the Company's businesses include:

AEROSPACE PRODUCTS

     - PENETRATE INTERNATIONAL MARKET FOR AEROSPACE SEALS. Management believes that the Company is the largest domestic aerospace seal manufacturer and has the production capacity to market beyond the United States. The Company's recent acquisitions dramatically increased production capacity and, as a result, the Company recently sought and was successful in being designated as a qualified parts manufacturer for a large subcontractor of Airbus Industries ("Airbus").

     - FOCUS ON VALUE-ADDED MANUFACTURING. Management intends to further increase its participation in the trend towards integrating higher levels of processing and finishing to products before shipping to original equipment manufacturers ("OEMs").

     - MAINTAIN STRONG RELATIONSHIPS WITH LEADING PRIME CONTRACTORS. Management believes that its existing relationships with leading prime military contractors have positioned the Company to continue to participate in "next generation" stealth military programs, including the Joint Strike Fighter currently being developed for NATO, through the sale of low-observable seals and tape.

FLOORING PRODUCTS

     - BROADEN DOMESTIC DISTRIBUTION OF FLOORING PRODUCTS. Although the Company is the dominant producer of rubber cove base in the western United States, the Company believes it can successfully expand this product line into other geographic regions by offering the full complement of its rubber and newly acquired vinyl flooring products and by capitalizing on the strong East Coast presence in vinyl flooring products that Mercer has already established.

     - LEVERAGE BRAND NAME RECOGNITION AND EXISTING DISTRIBUTION CHANNELS. The Company intends to continue to capitalize on the BurkeBase trademark by expanding and upgrading its existing product line. In addition, the Company intends to capitalize on the strong brand name established by Mercer in the flooring business with Mercer's unique Uni-Color-Registered Trademark- color matching system. The Company also believes that it can leverage its strong distribution network for its flooring products through the introduction of flooring accessories. For example, the Company's new BurkeEmerge product line of photoluminescent emergency lighting is an alternative to strip lighting at a 70% lower cost. Emergency lighting is increasingly being utilized due to heightened public awareness of the dangers that can result from unlit corridors and confusing exit signs.

COMMERCIAL PRODUCTS

     - INCREASE PENETRATION OF PUROSIL SILICONE HOSES. The Company believes it has yet to fully capitalize on the growth opportunities for its Purosil silicone hoses, particularly in the heavy-duty truck and bus aftermarket. New initiatives include increasing customer share at a major private-label customer, initiating production of silicone hoses for a major new OEM customer and expanding into new product areas.

     - PROMOTE ADDITIONAL HYPALON APPLICATIONS. Management is continuing to work with DuPont to promote Hypalon as a durable and environmentally sound liner product suitable for new water-containment applications.

     In addition to these internal growth strategies, the Company intends to seek selective acquisitions, such as the Mercer Acquisition, where it can expand and strengthen existing product lines and enhance distribution and technological capabilities. The Company believes that certain market niches in which it competes are highly fragmented, with a number of manufacturers that would make attractive acquisition candidates.

     The Company's principal executive offices are located at 2250 South Tenth Street, San Jose, California 95112; telephone: (408) 297-3500.

                           SIGNIFICANT RECENT DEVELOPMENTS

ACQUISITION OF MERCER

     On March 5, 1998, the Company entered into a Stock Purchase Agreement with Sovereign and Mercer pursuant to which the Company will acquire from Sovereign all of the outstanding capital stock of Mercer for an aggregate of $35,750,000, subject to working capital and other adjustments.

     Founded in 1958, and headquartered in Eustis, Florida, Mercer is a leading manufacturer of extruded plastic and vinyl products such as vinyl and rubber cove base, transitional and finish mouldings, corners, stair treads and other accessories. Mercer also sells a range of related adhesive products. Mercer's product and distribution lines strongly complement the Company's Flooring Products business. While the Company is the dominant producer of rubber cove base and floor covering accessories in the western United States, Mercer is a leading supplier to the vinyl cove base and moulding products markets and has a particularly strong presence in the eastern United States.

     Management believes the acquisition of Mercer will significantly enhance the Company's already strong flooring product offerings, distribution channels and product development capabilities. The Mercer Acquisition also presents the opportunity for cost savings through economies of scale and shared resources.

     Mercer has experienced consistently profitable historical financial results, with steady growth in sales and significant increases in EBITDA since 1995. Net sales increased 7.2% and 1.4%, respectively, in 1996 and 1997, while EBITDA increased 8.8% and 49.5%, respectively, over the same period.

     Under the Stock Purchase Agreement, the consummation of the Mercer Acquisition is subject to customary conditions, including the expiration of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The Stock Purchase Agreement also contains customary representations and warranties from Sovereign to the Company. Certain of these representations and warranties, and related indemnification rights, will terminate after a limited time following the effectiveness of the Mercer Acquisition.

     THE CLOSING OF THE MERCER ACQUISITION IS NOT CONDITIONED ON SUCCESSFUL CONSUMMATION OF THE CONSENT SOLICITATION AS THE COMPANY HAS RECEIVED A COMMITMENT FOR ALTERNATIVE FINANCING FROM NATIONSBANK, N.A. THAT PROVIDES ADEQUATE FUNDS TO ENABLE THE COMPANY TO CONSUMMATE THE MERCER ACQUISITION. SEE "ALTERNATIVE FINANCING."

CONSUMMATION OF EXCHANGE OFFER

     On January 28, 1998, the Company successfully consummated its offer to exchange each of the Existing Notes that were issued on August 20, 1997 (the Closing Date of the recapitalization of Burke) that were not registered under the Securities Act, for the Exchange Notes which are registered under the Securities Act and are freely tradeable.

                               THE PROPOSED AMENDMENTS

     The Proposed Amendments to the Original Indenture would, among other things, (i) permit the Company to issue and sell up to $30.0 million of New Notes in the Offering, (ii) increase certain of the permitted indebtedness and permitted investment baskets contained in the indebtedness and restricted payment covenants in the Original Indenture to reflect the increased size of the Company after the closing of the Mercer Acquisition, (iii) modify the Lien covenant to enhance the Company's ability to use assets as collateral for new financing and (iv) make certain other amendments of a non-substantive nature to the Original Indenture. See Mark-Up of Original Indenture Provisions attached hereto as Schedule A.

     The Company believes that the Proposed Amendments will benefit the Holders by, among other things, (i) providing the Company with necessary capital to finance the Mercer Acquisition, thereby growing the Company and adding significant depth to its already strong product and distribution lines and product development capabilities and (ii) providing the Company with greater operating flexibility to permit it to continue to pursue new acquisitions. On a pro forma basis based on Mercer's actual 1997 financial results, Mercer would have contributed an additional $24.9 million and $4.8 million (excluding synergies and other adjustments) in additional revenues and EBITDA, respectively in Fiscal Year 1997. In addition, giving effect to consummation of the Offering and the Mercer Acquisition, on a pro forma basis for Fiscal Year 1997, interest coverage (EBITDA to cash interest expense) would increase from 1.6x (actual for the year ended December 31, 1997) to 1.7x (pro forma for the same period), assuming a 9.5% pro forma interest rate, and leverage (total debt to EBITDA) would decrease from 6.53x (actual at December 31, 1997) to 6.26x (pro forma at the same date). With the addition of Mercer, the Company is expected to achieve a critical mass that enhances debt protection for investors, although there can be no assurance on this point.

     Management believes that the purchase price of approximately $35.8 million for the Mercer Acquisition, before transaction costs (or 6.48x 1997 EBITDA before synergies but pro forma for adjustments outlined in the Offering Memorandum) is attractive to the Company and the Mercer Acquisition will expand significantly the Company's east coast presence in the vinyl flooring segment, utilizing Mercer's established brand names and product recognition.

                                     THE OFFERING

     For a description of the Offering and the proposed use of the net proceeds thereof, see the Offering Memorandum. Consummation of the Offering is conditioned upon closing of the Mercer Acquisition, the receipt of the Requisite Consents and the execution and delivery of the First Supplemental Indenture. There can be no assurance that the Offering will be consummated.

                                     RISK FACTORS

     In making a determination as to whether to Consent to the Proposed Amendments, each Holder should carefully consider all of the matters described herein and in the Offering Memorandum. There can be no assurance that any of the anticipated benefits to the Holders or the Company will be realized. Holders should also consider those matters set forth under the section of the Offering Memorandum entitled "Risk Factors" beginning on page 14 thereof.

                                   THE SOLICITATION



The Solicitation . . . . . . . . . The Company is soliciting Consents of Holders to the Proposed Amendments to the Original Indenture.

The Consent Payments . . . . . . . Cash payments of $3.75 for each $1,000.00 principal amount of the Existing
                                   Notes for which a Consent has been properly furnished, and not revoked, on or prior to the Expiration Date, provided that (i) the Requisite Consents have been received by the Company on or before such date, (ii) the Offering is consummated, (iii) the Mercer Acquisition is consummated and (iv) the First
                                   Supplemental Indenture is executed and delivered. Consent Payments will be made by check payable to the person designated in the Consent.  Interest will not accrue on or be payable with respect to any Consent Payments.

Expiration Date . . . . . . . . .  5:00 p.m., New York City time, on April 10, 1998, unless the Solicitation is extended by the Company, in which case the term "Expiration Date" means the latest date and time to which the Solicitation is extended.  The Company may terminate the Solicitation or may extend the Solicitation for a specified period or on a daily basis.

How to Consent . . . . . . . . . . A Holder desiring to consent to the Proposed Amendments should either (i)
                                   complete and sign the Consent, or a facsimile thereof, have the signature thereon (and on any proxy delivered therewith) guaranteed if required by the
                                   Consent and mail, fax or otherwise deliver the Consent, or such facsimile, together with a duly executed proxy if the Holder was not a Record Holder, and any other required documents to the Tabulation Agent at its address set forth on the back cover hereof or (ii) request the Holder's broker, dealer, commercial bank, trust company or other nominee to effect the Consent on its behalf.

                                   Consents must be delivered to the Tabulation Agent prior to the Expiration
                                   Date.  The Company anticipates that the Depository Trust Company ("DTC"), as nominee Holder of the Existing Notes, will execute an omnibus proxy in favor of its respective participants ("DTC Participants") which will authorize each
                                   DTC

                                      14

                                   Participant to vote the Existing Notes owned by it and held in DTC's name.
                                   Only registered owners of Existing Notes as of the Record Date or their duly designated proxies, including, for the purposes of this Consent Solicitation,
                                   DTC Participants, are eligible to consent to the Proposed Amendments and receive the Consent Fee.  See "The Solicitation -- How To Consent."
Special Procedures for
Beneficial Holders . . . . . . . . Any beneficial holder whose Existing Notes are held through a broker, dealer, commercial bank, trust company or other nominee and who wishes to consent should contact such holder promptly and instruct such holder to consent on its behalf.  If such beneficial holder wishes to consent on its own behalf, such beneficial holder must obtain a proxy from the Record Holder authorizing the beneficial holder to vote Existing Notes on behalf of such Record Holder.  See
                                   "The Solicitation--How to Consent."

Conditions . . . . . . . . . . .   It is anticipated that the Company, the Subsidiary Guarantors and the Trustee will execute the First Supplemental Indenture promptly following receipt of the Requisite Consents.

Consequences to Non-Consenting
Holders . . . . . . . . . . . . .  If the Requisite Consents are obtained, and the Consent Fee is paid, non-
                                   consenting Holders will be bound by the Proposed Amendments but will not receive the Consent Fee.

Holders . . . . . . . . . . . . .  The term "Holder" means (i) any Person in whose name Existing Notes are registered on the books of the Company at the close of business on the Record
                                   Date (a "Record Holder") or (ii) any other person who has obtained a proxy substantially in the form attached to the Consent which authorizes such other person (or person claiming title by or through such other person) to vote
                                   Existing Notes on behalf of such Record Holder.

Withdrawal Rights and Revocation . Consents with respect to the Existing Notes may be revoked by the Holders at any time prior to the Expiration Date, but may not be revoked thereafter.


                                       15

                                   Any Holder who revokes a Consent will not receive Consent Payments, unless such
                                   Consent is redelivered and received by the Tabulation Agent and accepted by the Company on or prior to the Expiration Date.  See "The
                                   Solicitation--Revocation of Consents."

Certain Tax Considerations . . . . For a discussion of certain U.S. federal income tax consequences of the
                                   Consent Solicitation to beneficial owners of Notes, see "Certain United States
                                   Federal Income Tax Consequences."

Solicitation Agent . . . . . . . . The Company has retained NationsBanc Montgomery Securities LLC ("NationsBanc
                                   Montgomery") as its Solicitation Agent in connection with the Solicitation
                                   (the "Solicitation Agent").

Information Agent  . . . . . . . . The Company has retained D.F. King & Co., Inc. as its Information Agent in connection with the Solicitation.

Tabulation Agent . . . . . . . . . The Company has retained United States Trust Company of New York as its
                                   Tabulation Agent in connection with the Solicitation (the "Tabulation Agent").


                                 PURPOSES AND EFFECTS

     SET FORTH BELOW IS A SUMMARY OF THE PROPOSED AMENDMENTS TO THE ORIGINAL INDENTURE FOR WHICH CONSENTS ARE BEING SOUGHT PURSUANT TO THIS SOLICITATION.
THE DISCUSSION BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL AND COMPLETE TERMS OF THE ORIGINAL INDENTURE AND OF SUCH PROPOSED AMENDMENTS AS SET FORTH IN THE MARK-UP OF THE PROVISIONS OF THE ORIGINAL INDENTURE ATTACHED HERETO AS SCHEDULE A (THE "MARK-UP OF ORIGINAL INDENTURE PROVISIONS"), WHICH IS INCORPORATED HEREIN BY THIS REFERENCE. CONSUMMATION OF THE OFFERING IS CONDITIONED UPON CLOSING OF THE MERCER ACQUISITION, THE RECEIPT OF THE REQUISITE CONSENTS AND THE EXECUTION AND DELIVERY OF THE FIRST SUPPLEMENTAL INDENTURE. THERE CAN BE NO ASSURANCE THAT THE OFFERING WILL BE CONSUMMATED. EACH CAPITALIZED TERM APPEARING BELOW THAT IS NOT DEFINED HEREIN HAS THE MEANING CURRENTLY ASSIGNED TO SUCH TERM IN THE ORIGINAL INDENTURE.

1.   AMENDMENT RELATING TO THE ISSUANCE AND SALE OF THE NEW NOTES

     As part of the financing for the Mercer Acquisition, the Company proposes to issue and sell up to $30.0 million of New Notes without registration under the Securities Act through NationsBanc Montgomery, as initial purchaser (the "Initial Purchaser"). The terms of the New Notes will be substantially identical to the terms of the Existing Notes, as amended by the Proposed Amendments, except for the interest and redemption provisions.

     The Original Indenture generally does not permit the Company or any Restricted Subsidiary to incur Indebtedness unless, on the date of such incurrence and after giving effect thereto on a pro forma basis, the Fixed Charge Coverage Ratio would have been equal to at least 2.0 to 1.0. Such covenant in its existing form would not permit the Company to offer and sell the New Notes in the aggregate amount proposed. To allow the Company to offer and sell the New Notes, the Company proposes to amend the Original Indenture to modify the Limitation on Indebtedness covenant to expressly permit Indebtedness evidenced by the New Notes and related guaranties. See Section 1010 in the Mark-Up of Original Indenture Provisions. The closing of the Mercer Acquisition is not conditioned on successful consummation of the Consent Solicitation. See "Alternative Financing."

     Management believes that the purchase price of approximately $35.8 million for the Mercer Acquisition, before transaction costs (or 6.48x 1997 EBITDA before synergies but pro forma for adjustments outlined in the Offering Memorandum) is attractive to the Company and the Mercer Acquisition will expand significantly the Company's east coast presence in the vinyl flooring segment, utilizing Mercer's established brand names and product recognition.

2. AMENDMENTS TO DEFINITION OF PERMITTED INDEBTEDNESS IN COVENANT REGARDING LIMITATION ON INDEBTEDNESS

     The Original Indenture generally does not permit the Company or any Restricted Subsidiary to incur Indebtedness unless, on the date of such incurrence and after giving effect thereto, the Fixed Charge Coverage Ratio would have been equal to at least 2.0 to 1.0.

Notwithstanding this general restriction, the Original Indenture permits the Company and its Restricted Subsidiaries to incur Permitted Indebtedness of various types.

     The Company believes that the increase of the three baskets described below in the amounts so proposed is appropriate given the increase in pro forma 1997 EBITDA to the Company after consummation of the Mercer Acquisition. On a pro forma basis based on Mercer's actual 1997 financial results, Mercer would have contributed an additional $24.9 million and $4.8 million (excluding synergies and other adjustments) in additional revenues and EBITDA, respectively in Fiscal Year 1997. In addition, giving effect to consummation of the Offering and the Mercer Acquisition, on a pro forma basis for Fiscal Year 1997, interest coverage (EBITDA to cash interest expense) would increase from 1.6x (actual for the year ended December 31, 1997) to 1.7x (pro forma for the same period), assuming a 9.5% pro forma interest rate, and leverage (total debt to EBITDA) would decrease from 6.53x (actual at December 31, 1997) to 6.26x (pro forma at the same date). With the addition of Mercer, the Company is expected to achieve a critical mass that enhances debt protection for investors, although there can be no assurance on this point.

     A. INCREASE OF PERMITTED INDEBTEDNESS UNDER THE BANK CREDIT AGREEMENT OR CREDIT FACILITIES BASKET.

               CLAUSE (i) OF THE THIRD PARAGRAPH OF THE LIMITATION ON INDEBTEDNESS COVENANT (SECTION 1010) OF THE ORIGINAL INDENTURE (THE "CREDIT AGREEMENT BASKET") PERMITS THE COMPANY AND ANY RESTRICTED SUBSIDIARY TO INCUR INDEBTEDNESS UNDER THE BANK CREDIT AGREEMENT OR ONE OR MORE OTHER CREDIT FACILITIES (AND THE INCURRENCE BY ANY RESTRICTED SUBSIDIARY OF GUARANTEES THEREOF) IN AN AGGREGATE PRINCIPAL AMOUNT AT ANY ONE TIME OUTSTANDING NOT TO EXCEED THE GREATER OF (x) $15.0 MILLION OR (y) THE AMOUNT OF THE BORROWING BASE, LESS ANY AMOUNTS APPLIED TO THE PERMANENT REDUCTION OF SUCH CREDIT FACILITIES PURSUANT TO SECTION 1016.

          Under the Proposed Amendments, the amount in clause (x) of the Credit Agreement Basket would be increased from $15.0 million to $25.0 million. See
Section 1010 in the Mark-Up of Original Indenture Provisions.

     B.   INCREASE OF PERMITTED INDEBTEDNESS UNDER ACQUISITION DEBT BASKET

          Clause (vii) of the third paragraph of the Limitation on Indebtedness covenant (Section 1010) of the Original Indenture (the "Acquisition Debt Basket") permits the Company and any Restricted Subsidiary to incur Indebtedness consisting of either (A) Capitalized Lease Obligations or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired, constructed or improved and (y) such Indebtedness is created within 90 days of the acquisition or completion of construction or improvement of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed $7.5 million at any one time outstanding.

          Under the Proposed Amendments, the amount of the Acquisition Debt Basket would be increased from $7.5 million to $10.0 million. See Section 1010 in the Mark-Up of Original Indenture Provisions.

     C.   INCREASE OF PERMITTED INDEBTEDNESS UNDER PERMITTED DEBT BASKET.

          Clause (viii) of the third paragraph of the Limitation on Indebtedness covenant (Section 1010) of the Original Indenture (the "Permitted Debt Basket") permits the Company and any Restricted Subsidiary to incur Indebtedness of the Company or any Restricted Subsidiary not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $10 million at any one time outstanding.

          Under the Proposed Amendments, the amount of the Permitted Debt Basket would be increased from $10.0 million to $15.0 million. See Section 1010 in the Mark-Up of Original Indenture Provisions.

3.   AMENDMENT TO COVENANT REGARDING LIMITATION ON LIENS

     The Original Indenture generally prohibits all Liens on property or assets of the Company or any Restricted Subsidiary other than Permitted Liens. Clause
(ii) of the definition of Permitted Liens permits Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Bank Credit Agreement or one or more other credit facilities in a principal amount not to exceed the principal amount of the outstanding Indebtedness permitted by the Credit Agreement Basket.

     The Proposed Amendments would amend clause (ii) of the definition of Permitted Liens to permit the Company to incur Liens securing the Bank Credit Agreement or one or more other credit facilities not only under the Credit Agreement Basket but also under the Permitted Debt Basket. As a result, the Company will have the ability to incur up to an additional $15.0 million of other Indebtedness under the Bank Credit Agreement or one or more other credit facilities which is secured by the assets of the Company or its Restricted Subsidiaries, thereby affording the Company additional financing options as it continues to grow and pursue attractive acquisition opportunities. See Section 1014 in the attached Mark-Up of the Original Indenture Provisions.

4.   AMENDMENT TO DEFINITION OF PERMITTED INVESTMENTS

     The Original Indenture generally prohibits the Company and any Restricted Subsidiary from making any Investment in any person other than a Permitted Investment. Clause (j) of the definition of Permitted Investments in the Original Indenture expressly permits other Investments that do not exceed $4.0 million in the aggregate at any time outstanding (the "Permitted Investments Basket").

     Under the Proposed Amendments, the amount of the Permitted Investments Basket would be increased from $4.0 million to $7.5 million. Currently, the Permitted Investments Basket permits the Company to make minority investments. However, as part of the Proposed Amendments, the entire Permitted Investments Basket would be restricted to majority-owned investments. As explained more fully in Section 2 above, the Company believes that the increase in the Permitted Investments Basket is appropriate given the increased size of the Company upon consummation of the Mercer Acquisition and will facilitate the Company's ability to quickly seize potentially fruitful acquisition opportunities. See definition of Permitted Investments in the attached Mark-Up of the Original Indenture Provisions.

5.   OTHER PROPOSED AMENDMENTS OF A NON-SUBSTANTIVE NATURE

     For a complete description of the other Proposed Amendments to the Original Indenture, please refer to the Mark-Up of Original Indenture Provisions.


                                ALTERNATIVE FINANCING

     On March 13, 1998, the Company entered into a Commitment Letter with NationsBank, N.A., as agent (the "Agent") and NationsBanc Montgomery Securities LLC, as Arranger and Syndication Agent, pursuant to which the Agent has committed to lend up to $26.0 million to Mercer under a senior secured credit facility (the "Mercer Credit Facility"), secured by the stock, assets and properties of Mercer. If entered into, the obligations under the Mercer Credit Facility would be non-recourse to the Company and Mercer would be designated as an Unrestricted Subsidiary under the Original Indenture in order to comply with the terms of the Original Indenture. Thus, in the event that the Offering is not consummated, given (i) the amount of available working capital currently in Burke, (ii) additional equity to be provided by J.F. Lehman Equity Investors I, L.P. and Burke's other shareholders and (iii) potential available borrowings under the Mercer Credit Facility, the Company will have adequate funds available to consummate the Mercer Acquisition without delay.

                                   THE SOLICITATION

GENERAL

     Pursuant to Section 902 of the Original Indenture, in order to adopt the Proposed Amendments the Company must receive the Requisite Consents (valid and unrevoked Consents of Holders of not less than a majority in aggregate principal amount of the outstanding Existing Notes). As of the Record Date, $110.0 million aggregate principal amount of Existing Notes were issued and outstanding. The Proposed Amendments will become effective only upon (i) receipt of the Requisite Consents, (ii) consummation of the Offering, (iii) closing of the Mercer Acquisition and (iv) execution and delivery of the First Supplemental Indenture. There can be no assurance that the Offering will be consummated and the Proposed Amendments will become effective. If the Proposed Amendments become effective, they will be binding on all holders of Existing Notes and their successors and transferees, whether or not such holders consented to the Proposed Amendments.

     The term "Holder" shall mean (i) any Record Holder or (ii) any other person who has obtained a proxy substantially in the form attached to the Consent which authorizes such other person (or any person claiming title by or through such other person) to vote Existing Notes on behalf of such Record Holder. The Company anticipates that DTC, as nominee Holder of the Existing Notes, will execute an omnibus proxy in favor of the DTC Participants which will authorize each DTC Participant to vote the Existing Notes owned by it and held in DTC's name.

     The delivery of a Consent to the Proposed Amendments will not affect a Holder's right to sell or transfer the Existing Notes. Failure to deliver a Consent will have the same effect as if a Holder had voted "No" to the Proposed Amendments.

CONSENT PAYMENTS

     If the Requisite Consents have been received on the Expiration Date and the Proposed Amendments become effective, the Company will pay, promptly to Holders of the Existing Notes whose Consents have not been properly revoked and had been received by the Tabulation Agent on or prior to the Expiration Date, Consent Payments in the amount of $3.75 for each $1,000.00 principal amount of the Existing Notes as to which such a Consent has been delivered and not revoked. Consents will expire if the Proposed Amendments have not been approved by the Requisite Consents by the Expiration Date. Interest will not accrue on or be payable with respect to any Consent Payments.

RECORD DATE

     This Consent Solicitation Statement, form of Consent and Offering Memorandum (the "Solicitation Materials") are being sent to all persons who were Holders of record of the Existing Notes at the close of business on the Record Date (March 26, 1998). Such date has been fixed by the Company as the date for the determination of Holders entitled to give Consents pursuant to the Solicitation. The Company reserves the right to establish, from time to time, any new date as such Record Date and, thereupon, any such new date will be deemed to be the "Record Date" for purposes of the Solicitation.

HOW TO CONSENT

     All Consents that are properly completed, signed and delivered to the Tabulation Agent prior to the Expiration Date and not revoked prior to such date, will be given effect in accordance with the specifications thereof. The Solicitation Materials are being mailed to all Record Holders and as many beneficial holders of the Existing Notes as the Company is reasonably able to identify. Holders who desire to consent to the Proposed Amendments should so indicate by marking the appropriate box on, and signing and dating, the Consent included herewith and mailing, faxing or otherwise delivering it to the Tabulation Agent at the address listed on the back cover page hereof, in accordance with the instructions contained therein. However, if neither of the boxes on the Consent is checked, but the consent is otherwise properly completed and signed, the Holder will be deemed to have consented to the Proposed Amendments. Holders must consent to all of the Proposed Amendments or none of them.

     Only Holders (i.e. persons in whose name a Note is registered or their duly designated proxies) may execute and deliver a Consent. DTC is expected to grant an omnibus proxy authorizing DTC Participants to deliver a Consent.
Accordingly, for the purposes of this Consent Solicitation, the term "Holder" shall be deemed to mean DTC Participants who held Notes through DTC as of the Record Date. In order to cause a Consent to be given with respect to Notes held through DTC, such DTC Participants must complete and sign the Consent Letter, and mail or deliver it to the Tabulation Agent at its address or facsimile set forth on the back cover page of this Consent Solicitation Statement pursuant to the procedures set forth herein and therein.

     A beneficial owner of an interest in Notes ("Beneficial Owner") held through a DTC Participant must complete and sign the Letter of Instructions and deliver it to such DTC Participant in order to cause a Consent to be given by such DTC Participant with respect to such Notes.

     Consents by the Record Holder(s) must be executed in exactly the same manner as the name(s) appear(s) on the Existing Notes. If Existing Notes to which a Consent relates are held by two or more joint Holders, all such Holders must sign the Consent. If a signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other Holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to the Company of such person's authority so to act. If Existing Notes are held in different names, separate Consents must be executed covering each name. If a Consent is executed by a person other than the Record Holder(s) on the Record Date, it must be accompanied by a proxy in substantially the form included herewith, duly executed by such Record Holder(s), with signature guaranteed by a firm which is a participant in an authorized signature guarantee program (an "Eligible Institution"), confirming the right of the signatory to execute the Consent on behalf of such Record Holder(s).

     If a Consent relates to fewer than all of the Existing Notes held of record as of the Record Date by the Record Holder providing such Consent, such Record Holder must indicate on the Consent the aggregate dollar amount (in integral multiples of $1,000.00) of such Existing Notes to which the Consent relates. Otherwise, the Consent will be deemed to relate to all such Existing Notes held by such Holder. A Consent Payment will be paid only for such portion of the Existing Notes to which a Consent relates.

     HOLDERS WHO WISH TO CONSENT SHOULD HAND DELIVER, SEND BY OVERNIGHT COURIER, OR FACSIMILE (FOLLOWED BY DELIVERY BY HAND OR OVERNIGHT COURIER) THEIR PROPERLY COMPLETED, EXECUTED AND DATED CONSENT FORMS TO THE TABULATION AGENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND IN THE CONSENT. REVOCATIONS OF CONSENTS SHOULD BE SENT TO THE TABULATION AGENT. CONSENT PAYMENTS WILL ONLY BE PAID TO HOLDERS WHOSE CONSENTS ARE RECEIVED BY THE TABULATION AGENT ON OR PRIOR TO THE EXPIRATION DATE (AND IN THE CASE OF FACSIMILE TRANSMISSIONS, WHOSE ORIGINAL CONSENTS ARE RECEIVED BY THE TABULATION AGENT ON THE THIRD BUSINESS DAY AFTER THE EXPIRATION DATE). NEITHER CONSENTS NOR REVOCATIONS OF CONSENTS SHOULD BE SENT TO THE COMPANY, THE SOLICITATION AGENT OR THE INFORMATION AGENT. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CONSENTS, PROXIES AND REVOCATIONS, IS AT THE ELECTION AND RISK OF THE HOLDER. IN NO EVENT SHOULD A HOLDER TENDER OR DELIVER CERTIFICATES EVIDENCING SUCH HOLDER'S EXISTING NOTES.

     THE COMPANY RESERVES THE RIGHT TO RECEIVE CONSENTS BY ANY OTHER REASONABLE MEANS OR IN ANY FORM THAT REASONABLY EVIDENCES THE GIVING OF A CONSENT. RECEIPT OF THE REQUISITE CONSENTS BY THE TABULATION AGENT WILL NOT OBLIGATE THE COMPANY TO CONSUMMATE THE OFFERING.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and revocation of the Consents will be resolved by the Company, in its sole discretion, which resolution shall be final and binding. The Company reserves the right to reject any and all Consents not validly given or any Consents the Company's acceptance of which could, in the opinion of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects or irregularities or conditions of the Solicitation. The interpretation of the terms and conditions of the Solicitation (including the Consents and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as the Company shall determine. None of the Company, the Solicitation Agent, the Tabulation Agent, the Information Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to deliveries of Consents, nor shall any of them incur any liability for failure to give such notification.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

     The term "Expiration Date" means 5:00 p.m. New York City time, on April 10, 1998, unless the Company, in its sole discretion, extends the period during which the Solicitation is open, in which event the Expiration Date shall be the last date for which an extension is effective. In order to extend the Expiration Date, the Company will notify the Tabulation Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 5:00 p.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcements may state that the Company is extending the Solicitation for a specified period of time or on a daily basis. Failure of any Holder or beneficial owner of Existing Notes to be so notified will not affect the extension of the Solicitation.

     The Company reserves the right to (i) extend the Solicitation or to terminate the Solicitation, and to accept Consents not previously accepted by giving oral or written notice of such extension, termination or acceptance to the Tabulation Agent, or (ii) amend the terms of the Solicitation in any manner.

     If the Solicitation is amended in any material manner, the Company will promptly disclose such amendment in a public announcement and the Company will extend the Solicitation for a period deemed by the Company to be adequate to permit Holders to deliver or revoke their Consents.

     Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the Solicitation, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely press release and complying with any applicable notice provisions of the Original Indenture.

REVOCATION OF CONSENTS

     Consents may be revoked by Holders at any time prior to the Expiration Date. All properly completed and executed Consents received by the Tabulation Agent will be counted, notwithstanding any transfer of Existing Notes to which such Consents relate or any beneficial interest therein, unless the Tabulation Agent receives from a Holder at any time prior to the Expiration Date, a properly completed and duly executed notice of revocation or a changed Consent bearing a date later than the date of the prior Consent. Until the Expiration Date, a Consent to such Proposed Amendments by a Holder of Existing Notes shall bind the Holder and every subsequent Holder of such Existing Notes or portion of such Existing Notes that evidences the same debt as the consenting Holder's Existing Notes, even if a notation of the Consent is not made on any such Existing Notes. However, as stated above, any such Holder (or a subsequent Holder which has received a proxy) may revoke the Consent as to an Existing Note or portion of an Existing Note if the Tabulation Agent receives notice of revocation before the Expiration Date. Therefore, a transfer of Existing Notes after the Record Date must be accompanied by a duly executed proxy if the subsequent transferee is to have revocation rights.

EFFECTIVE DATE OF THE PROPOSED AMENDMENTS

     The Company anticipates that the Company and the Trustee will execute the First Supplemental Indenture upon consummation of the Offering. Holders will not receive Consent Payments if the Proposed Amendments do not become operative.

CONDITIONS

     The consummation of the Consent Solicitation (including the payment of Consent Payments in respect thereof) is conditioned on (i) there being received by the Tabulation Agent (and not revoked), prior to the Expiration Date, the Requisite Consents, (ii) the execution and delivery of the First Supplemental Indenture, (iii) the consummation of the Offering, (iv) the closing of the Mercer Acquisition and (v) the absence of any existing or proposed law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin or delay the implementation of the Proposed Amendments, the entering into of the First Supplemental Indenture or the payment of any Consent Payments or question the legality or validity of any thereof.

SOLICITATION AGENT, INFORMATION AGENT AND TABULATION AGENT

     The Company has retained NationsBanc Montgomery to serve as its Solicitation Agent, D.F. King & Co., Inc. to serve as its Information Agent and United States Trust Company of New York to serve as its Tabulation Agent in connection with the Solicitation. NationsBanc Montgomery has not been retained to render an opinion as to the fairness of the Solicitation. The Company has agreed to reimburse NationsBanc Montgomery for its out-of-pocket expenses, including the fees and expenses of its counsel, and will indemnify NationsBanc Montgomery against certain liabilities and expenses. At any time, the Solicitation Agent may trade the Existing Notes and the New Notes for its own account or for the accounts or for the accounts of customers and, accordingly, may have a long or short position in the Existing Notes and the New Notes. The Solicitation Agent and its affiliates have provided in the past, and are currently providing, other investment banking and/or financial advisory services to the Company. NationsBanc Montgomery is also the Initial Purchaser of the New Notes. See "Alternative Financing." Each of the Solicitation Agent, Tabulation Agent and Information Agent will receive a fee from the Company for serving in such capacities.

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON (INCLUDING THE INFORMATION AGENT) TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS SOLICITATION OF CONSENTS OTHER THAN AS SET FORTH HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     Requests for assistance in filling out and delivering Consents or for additional copies of this Consent Solicitation Statement or the Consent Letter may be directed to the Information

Agent at its address and telephone number set forth on the back cover of this Consent Solicitation Statement.

FEES AND EXPENSES

     The Company will bear the costs of the Solicitation, including the fees and expenses of the Solicitation Agent, the Tabulation Agent and the Information Agent. The Company will pay the Trustee under the Original Indenture reasonable and customary compensation for its services in connection with the Solicitation, plus reimbursement for expenses.

     Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Tabulation Agent, by application of funds provided by the Company, for customary mailing and handling expenses incurred by them in forwarding material to their customers. All other fees and expenses attributable to the Solicitation, other than expenses incurred by Holders of Existing Notes, will be paid by the Company.

                                CERTAIN UNITED STATES
                           FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following discussion summarizes certain United States Federal income tax consequences to Holders resulting from the Solicitation. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. The discussion below does not purport to deal with all aspects of United States Federal income taxation that may be relevant to particular investors in light of their personal investment circumstances, nor does it discuss the application of the United States Federal income tax laws to persons or entities subject to special treatment under the Code (for example, dealers in securities, banks, insurance companies, regulated investment companies, S corporations, nonresident aliens, foreign corporations and tax-exempt entities), nor does it address any aspect of gift, estate, state, local or foreign taxation. Holders should consult their own tax advisers regarding the tax consequences of the Solicitation.

TREATMENT OF HOLDERS

     GENERALLY

     Regulations promulgated pursuant to Section 1001 of the Code provide rules for determining whether modifications to a debt instrument are significant and will result in a deemed exchange of the original debt instrument for a "new" debt instrument. Pursuant to the regulations, a consent payment generally is treated as increasing the yield of the debt instrument and an increase in yield is generally treated as causing a deemed exchange of the debt instrument unless the increase in yield falls within a prescribed "safe harbor" amount. The Consent Payments will satisfy the safe harbor in the regulations, and accordingly, the payment of the Consent Payment will not result in a deemed exchange of the Existing Notes held by consenting Holders for federal income tax purposes.

     Accordingly, a Holder will not recognize gain or loss as a result of the implementation of the Proposed Amendments, regardless of whether or not such Holder receives a Consent Payment, but consenting Holders receiving Consent Payments will recognize ordinary income upon receipt of such payment as discussed below.

     THE CONSENT PAYMENT

     There is no authority directly on point concerning the United States federal income tax consequences of receipt of the Consent Payment. In the absence of an administrative or judicial decision to the contrary with respect to such payments, the Company intends to treat Consent Payments paid to consenting Holders as a separate fee for consenting to the Proposed Amendments which constitutes ordinary income to such Holder for United States Federal income tax purposes.

     PROPOSED AMENDMENTS

     The federal income tax consequences of the adoption of the Proposed Amendments depend upon whether the Proposed Amendments result in a deemed exchange of the Notes for new Notes under Section 1001 of the Code. The Treasury Regulations provide that a modification that adds, deletes or alters customary accounting or financial covenants is not a significant modification and therefore does not result in a deemed exchange. The Company believes that the adoption of the Proposed Amendments merely alters the financial covenants contained in the Notes and therefore should not result in a deemed exchange for federal income tax purposes. Accordingly, holders should not recognize any gain or loss as a result of the proposed amendments becoming effective. However, receipt of the consent payments will result in taxable income to the holders as described above.

     BACKUP WITHHOLDING

     Under United States Federal income tax law, in certain circumstances, a consenting Holder may be subject to backup withholding at the rate of 31% with respect to the Consent Payment received by such Holder, unless such consenting Holder (i) is a corporation or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

                                      SCHEDULE A
                       MARK-UP OF ORIGINAL INDENTURE PROVISIONS

            [Note:  Additions to Original Indenture are bold underscored;
                   deletions are marked by strike-through notation]

SECTION 101.   DEFINITIONS.

     <#>"Additional New Notes" means up to $20.0 million in aggregate principal amount of New Notes having identical terms to the New Notes that, subject to compliance with Article 10 of the New Indenture, may be issued after the New Closing Date pursuant to the New Indenture.

     "Mercer Acquisition" means the acquisition by the Company of all of the outstanding capital stock of Mercer Products Company, Inc. pursuant to a Stock Purchase Agreement dated March 5, 1998 among the Company, Mercer and Sovereign Specialty Chemicals, Inc.

     "New Closing Date" means the date on which the New Notes are originally issued under the New Indenture.

     "New Indenture" means the indenture entered into on the New Closing Date pursuant to which the New Notes are issued, as it may be supplemented or amended from time to time.

     "New Notes" means Floating Interest Rate Senior Notes due August 15, 2007 to be issued in connection with the Mercer Acquisition and shall include (i) any notes having substantially identical terms issued in exchange for such New Notes or any Additional New Notes pursuant to a registration rights agreement and (ii) any Additional New Notes that may be issued pursuant to the New Indenture.

     "New Notes Guarantee" means any guarantee of the New Notes issued by a Restricted Subsidiary of the Company pursuant to the New Indenture.</#>

     "Permitted Investments" means any of the following:

          (a) Investments in (i) securities with a maturity at the time of acquisition of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (ii) certificates of deposit, Eurodollar deposits or bankers' acceptances with a maturity at the time of acquisition of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iii) any shares of money market mutual or similar funds having assets in excess of $500,000,000; and (iv) commercial paper with a maturity at the time of acquisition of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody's Investors Service, Inc. of at least P-1 or (B) from Standard & Poor's Ratings Services of at least A-1;

          (b) Investments by the Company or any Restricted Subsidiary in another person, if as a result of such Investment (i) such other person becomes a Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor or (ii) such other person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

          (c) Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary that is a Subsidiary Guarantor;

          (d)  Investments in existence on the Closing Date;

          (e) promissory notes received as a result of Asset Sales permitted under Section 1016;

          (f) any acquisition of assets solely in exchange for the issuance of Qualified Equity Interests of the Company;

          (g) stock, obligations or securities received in satisfaction of judgments, in bankruptcy proceedings or in settlement of debts;

          (h)  Hedging Obligations otherwise permitted under the Indenture;

          (i) loans or advances to officers or employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding; and

          (j) other Investments <*>that do not exceed $4</*> <#>in any Person, a majority of the equity ownership and Voting Stock of which is owned, directly or indirectly, by the Company and/or one or more of the Subsidiaries of the Company, that do not exceed $7.5</#> million in the aggregate at any time outstanding.

     "Series A Preferred Stock" means, <#>collectively,</#> the Series A Cumulative Redeemable Preferred Stock of the Company, <*>par value $0.01 per share.</*> <#>no par value and the Series B Cumulative Redeemable Preferred Stock of the Company, no par value, in each case issued on the Closing Date.</#>

     <#>"Series C Preferred Stock" means the Convertible Preferred Stock of the
Company issued on the New Closing Date.</#>

SECTION 1010.  LIMITATION ON INDEBTEDNESS OR ISSUANCE OF DISQUALIFIED STOCK.

     The Company shall not, and shall not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company or any Subsidiary Guarantor may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.00 to 1.0.

     In making the foregoing calculation for any four-quarter period that includes the Closing Date, pro forma effect shall be given to the Offering and the Recapitalization, as if such transactions had occurred at the beginning of such four-quarter period. In addition (but without duplication), in making the foregoing calculation, pro forma effect shall be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period, (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, in each case as if such acquisition or disposition (and the reduction or increase of any associated Fixed Charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred at the beginning of such four-quarter period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any acquisition (whether by purchase, merger or otherwise) or disposition that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving PRO FORMA effect thereto as if such acquisition or disposition had occurred at the beginning of the applicable four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility shall be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon shall be computed by applying, at the option of the Company, either the fixed or floating rate and (C) the amount of any Indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months). For purposes of this definition, whenever PRO FORMA effect is to be given to a transaction, the PRO FORMA calculations shall be made in good faith by the chief financial officer of the Company.

     Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness ("Permitted Indebtedness"):

       (i) Indebtedness of the Company or any Restricted Subsidiary under the Bank Credit Agreement or one or more other credit facilities (and the incurrence by any Restricted Subsidiary of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed the greater of (x) <*>$15</*> <#>$25.0</#> million or (y) the amount of the Borrowing Base, less any amounts applied to the permanent reduction of such credit facilities pursuant to Section 1016;

      (ii) Indebtedness of the Company or any Restricted Subsidiary outstanding on the Closing Date and listed on a schedule to the Indenture (other than Indebtedness described under clause (i) above);

     (iii) Indebtedness owed by the Company to any Wholly Owned Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Wholly Owned Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); PROVIDED, HOWEVER, that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company's obligations under the Notes;

      (iv) Indebtedness represented by <#>(i)</#> the Notes (other than the Additional Notes) <*>and</*><#>, (ii)</#> the Note Guarantees (including any Note Guarantees issued pursuant to Section 1021<*>);</*> <#>of this Indenture), (iii) the New Notes (other than any Additional New Notes) and
     (iv) the New Notes Guarantees (including any New Notes Guarantees issued pursuant to Section 1021 of the New Indenture);</#>

       (v) Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

      (vi) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

      (vii) either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests, in each case incurred for the purpose of financing or refinancing all or any part of the purchase price or cost of construction or improvement of any property (real or personal) or other assets that are used or useful in the business of the Company or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and whether such Indebtedness is owed to the seller or Person carrying out such construction or improvement or to any third party), so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired, constructed or improved and (y) such Indebtedness is created within 90 days of the acquisition or completion of construction or improvement of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed <*>$7,500,000</*>
     <#>$10.0</#> million at any one time outstanding;

     (viii) Indebtedness of the Company or any Restricted Subsidiary not permitted by any other clause of this definition, in an aggregate principal amount not to exceed <*>$10</*> <#>$15.0</#> million at any one time outstanding;

       (ix) Indebtedness under (or constituting reimbursement obligations with respect) to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; PROVIDED, HOWEVER, that upon the drawing of such letters of credit or other obligations, such obligations are reimbursed within five days following such drawing; and

        (x) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any outstanding Indebtedness, other than Indebtedness incurred pursuant to clause (i), (iii), (v), (vi), (vii), (viii) or (ix) of this definition, including any successive refinancings thereof, so long as (A) any such new Indebtedness is in a principal amount that does not exceed the principal amount so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of the expenses of the Company incurred in connection with such refinancing, (B) in the case of any refinancing of Subordinated Indebtedness, such new Indebtedness is made subordinate to the Notes at least to the same extent as the Indebtedness being refinanced and (C) such refinancing Indebtedness does not have an Average Life less than the Average Life of the Indebtedness being refinanced and does not have a final scheduled maturity earlier than the final scheduled maturity, or permit redemption at the option of the holder earlier than the earliest date of redemption at the option of the holder, of the Indebtedness being refinanced.

SECTION 1011.  LIMITATION ON RESTRICTED PAYMENTS.

          The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:

          (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Capital Stock (including, without limitation any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Capital Stock in their capacity as such, other than (i) dividends, payments or distributions payable solely in Qualified Equity Interests, (ii) dividends, payments or distributions by a Restricted Subsidiary payments payable to the Company or another Restricted Subsidiary or (iii) pro rata dividends, payments or distributions on common stock of Restricted Subsidiaries held by minority stockholders, provided that such dividends, payments or distributions do not in the aggregate exceed the minority stockholders' pro rata share of such Restricted Subsidiaries' net income from the first day of the Company's fiscal quarter during which the Closing Date occurs;

          (b) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock of (i) the Company or (ii) any Restricted Subsidiary held by any Affiliate of the Company (other than, in either case, any such Capital Stock owned by the Company or any of its Restricted Subsidiaries);

          (c) make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; and

          (d) make any Investment (other than a Permitted Investment) in any person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment:

          (i)  no Default or Event of Default has occurred and is continuing,

          (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of Section 1010 and

         (iii) the aggregate amount of all Restricted Payments made after the Closing Date does not exceed the sum of:

               (A) 50% of the aggregate Consolidated Adjusted Net Income of the Company during the period (taken as one accounting period) from the first day of the Company's first fiscal quarter commencing after the Closing Date to the last day of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income is a loss, minus 100% of such amount), plus

               (B) 100% of the aggregate net cash proceeds received by the Company after the Closing Date from (x) the issuance or sale (other than to a Restricted Subsidiary) of either (1) Qualified Equity Interests of the Company or (2) Indebtedness (other than the Series A Preferred Stock and any refinancings thereof) or Disqualified Stock that has been converted into or exchanged for Qualified Equity Interests of the Company, together with the aggregate net cash proceeds received by the Company at the time of such conversion or exchange or (y) cash capital contributions received by the Company after the Closing Date with respect to Qualified Equity Interests, plus

               (C)  $3 million.

          <#>For purposes of this "Limitation on Restricted Payments" covenant, the accrual of dividends on the Series C Preferred Stock shall not be treated as a Restricted Payment.</#> Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as (other than with respect to the action described in clause (a) below) no Default or Event of Default has occurred and is continuing or would occur:

          (a) the payment of any dividend within 60 days after the date of declaration thereof, if at the declaration date such payment would not have been prohibited by the foregoing provisions;

          (b) the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company;

          (c) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company;

          (d) the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Restricted Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (x) of the definition of Permitted Indebtedness;

          (e) the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options or warrants to acquire any such shares or related stock appreciation rights held by officers, directors or employees of the Company or its Subsidiaries or former officers, directors or employees (or their respective estates or beneficiaries under their estates) of the Company or its Subsidiaries or by any plan for their benefit, in each case, upon death, disability, retirement or termination of employment or pursuant to the terms of any benefit plan or any other agreement under which such shares of stock or options, warrants or rights were issued; provided that the aggregate cash consideration paid for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock or options, warrants or rights after the Closing Date does not exceed in any fiscal year the sum of (i) $500,000, (ii) the cash proceeds received by the Company after the Closing Date from the sale of Qualified Equity Interests to employees, directors or officers of the Company and its Subsidiaries that occurs in such fiscal year and (iii) amounts referred to in clauses (i) through (ii) that remain unused from the immediately preceding fiscal year; and

          (f) (i) the payment of any regular quarterly dividends in respect of the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock having the terms and conditions set forth in the Certificate of Determination for the Series A Preferred Stock as in effect on the Closing Date; and (ii) commencing October 15, 2000, the payment of regular quarterly cash dividends (in the amount no greater than that provided for in the Certificate of Determination for the Series A Preferred Stock as in effect on the Closing Date), out of funds legally available therefor, on any of the shares of Series A Preferred Stock issued and outstanding on the Closing Date and on any shares of Series A Preferred Stock issued in payment of dividends made or subsequently issued in payment of dividends thereon in respect of such shares of Series A Preferred Stock outstanding on the Closing Date, PROVIDED that, at the time of and immediately after giving effect to the payment of such cash dividend, the Fixed Charge Coverage Ratio, giving pro forma effect to the payment of such dividend as if it had occurred at the beginning of the four full fiscal quarters immediately preceding the date on which the dividend is to be paid, would have been equal to at least 2.25 to 1.0.

The actions described in clauses (b), (c), (e) and (f)(ii) of this paragraph shall be Restricted Payments that will be permitted to be taken in accordance with this paragraph but will be considered Restricted Payments for purposes of clause (iii) of the first paragraph of this Section 1011 and the actions described in clauses (a), (d) and (f)(i) of this paragraph shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph but will not be considered Restricted Payments for purposes of clause (iii) of the first paragraph of this Section 1011.

          For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company shall be deemed to have made an Investment in an amount equal to the fair market value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at fair market value at the time of such transfer, as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive and (iii) subject to the foregoing, the amount of any Restricted Payment, if other than cash, shall be determined by the Board of Directors of the Company, whose good faith determination shall be conclusive.

          If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment (other than a Permitted Investment) in an Unrestricted Subsidiary or other person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision shall be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Restricted Payment.

          If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision shall be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise), to the extent such net reduction is not included in the Company's Consolidated Adjusted Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Restricted Payment.

          In computing the Consolidated Adjusted Net Income of the Company for purposes of the foregoing clause (iii)(A), (i) the Company may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period and (ii) the Company shall be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments made in good faith to the Company's financial statements affecting Consolidated Adjusted Net Income of the Company for any period.

SECTION 1013.  LIMITATION ON TRANSACTIONS WITH AFFILIATES.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company or any beneficial owner of 10% or more of any class of the Capital Stock of the Company at any time outstanding ("Interested Persons"), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm's length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Closing Date involving aggregate payments in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an officers' certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board of Directors (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than

$5 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an independent investment banking, accounting or valuation firm of national standing.

          The foregoing covenant shall not restrict

          (A)  transactions among the Company and/or its Restricted
     Subsidiaries;

          (B)  transactions (including Permitted Investments) permitted by
     Section 1011;

          (C) employment agreements on customary terms and the payment of regular and customary compensation to employees, officers or directors in the ordinary course of business;

          (D) the payment to the Principals or their Related Parties and Affiliates, of annual management and advisory fees and related expenses, PROVIDED that the amount of any such fees and expenses shall not exceed $500,000 per fiscal year, PROVIDED FURTHER that any such fees shall only commence accruing on October 1, 1998 and shall be payable in arrears on a quarterly basis commencing on January 1, 1999;

          (E) loans or advances to officers or employees of the Company or any of its Restricted Subsidiaries in the ordinary course of business not to exceed $250,000 in the aggregate at any one time outstanding;

          (F) the payment of all fees and expenses related to the Recapitalization<#>, the offering of the New Notes and the Mercer Acquisition</#>; and

          (G) any agreement to which the Company or any Restricted Subsidiary is a party as in effect as of the date of the Indenture as set forth in Schedule A hereto or any amendment thereto (as long as any such amendment is not disadvantageous to the Holders in any material respect) or any transaction contemplated thereby.


SECTION 1014.  LIMITATION ON LIENS.

     The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on or with respect to any of its property or assets, including any shares of stock or debt of any Restricted Subsidiary, whether owned at the Closing Date or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (a) in the case of any Lien securing Subordinated Indebtedness, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien and
(b) in the case of any other Lien, the Notes are equally and ratably secured with the obligation or liability secured by such Lien.

          Notwithstanding the foregoing, the Company may, and may permit any Subsidiary to, incur the following Liens ("Permitted Liens"):

          (i) Liens (other than Liens securing Indebtedness under the Bank Credit Agreement) existing as of the Closing Date;

          (ii) Liens on property or assets of the Company or any Restricted Subsidiary securing Indebtedness under the Bank Credit Agreement or one or more other credit facilities in a principal amount not to exceed the
     <#>aggregate</#> principal amount of the outstanding Indebtedness permitted by <*>clause</*> <#>clauses</#> (i) <#>and (viii)</#> of the definition of "Permitted Indebtedness";

          (iii) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Wholly Owned Restricted Subsidiary;

          (iv)    Liens securing <#>(a)</#> the Notes or any Note Guarantee
     <#>or (b) any New Notes or any New Notes Guarantees, provided that both the
     Notes or any related Note Guarantee and the New Notes or any related New Notes Guarantee are secured equally and ratably with the obligation or liability secured by such Lien</#>;

          (v) any interest or title of a lessor under any Capitalized Lease Obligation or Sale and Leaseback Transaction that was not entered into in violation of Section 1010;

          (vi) Liens securing Acquired Indebtedness created prior to (and not in connection with or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary; provided that such Lien does not extend to any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired in connection with the incurrence of such Acquired Indebtedness;

          (vii) Liens securing Hedging Obligations permitted to be incurred pursuant to clause (v) of the definition of "Permitted Indebtedness";

          (viii) Liens securing Indebtedness permitted to be incurred under paragraph (vii) of the definition of "Permitted Indebtedness" in Section 1010;

          (ix) statutory Liens or landlords', carriers', warehouseman's, mechanics', suppliers', materialmen's, repairmen's or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and, if required by GAAP, a reserve or other appropriate provision has been made therefor;

          (x) Liens for taxes, assessments, government charges or claims that are not yet delinquent or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and, if required by GAAP, a reserve or other appropriate provision has been made therefor;

          (xi) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business (other than contracts for the payment of money);

          (xii) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any Restricted Subsidiary incurred in the ordinary course of business;

          (xiii) Liens arising by reason of any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired;

          (xiv) Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

          (xv) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing its obligations in respect of bankers' acceptances issued or created for the account of any person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (xvi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (xvii) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of the businesses of the Company or such Restricted Subsidiary;

          (xviii) leases or subleases to third parties;

          (xix) Liens in connection with workers' compensation obligations of the Company and its Restricted Subsidiaries incurred in the ordinary course; and

          (xx) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (i) through (xix); provided that any such extension, renewal or replacement is no more restrictive in any material respect than the Lien so extended, renewed or replaced and does not extend to any additional property or assets.

SECTION 1016.  LIMITATION ON CERTAIN ASSET SALES.

          (a) The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose good faith determination shall be conclusive) and (ii) the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or cash equivalents (including, for purposes of this clause (ii), the principal amount of any Indebtedness for money borrowed (as reflected on the Company's consolidated balance sheet) of the Company or any Restricted Subsidiary that (x) is assumed by any transferee of any such assets or other property in such Asset Sale or (y) with respect to the sale or other disposition of all of the Capital Stock of any Restricted Subsidiary, remains the liability of such Subsidiary subsequent to such sale or other disposition, but only to the extent that such assumption, sale or other disposition, as the case may be, is effected on a basis under which there is no further recourse to the Company or any of its Restricted Subsidiaries with respect to such liability).

          (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale,
(i) apply all or a portion of the Net Cash Proceeds to the reduction of amounts outstanding under the Bank Credit Agreement or to the permanent repayment of other senior Indebtedness of the Company or a Restricted Subsidiary, or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in the making of capital expenditures, the acquisition of a controlling interest in a Permitted Business or acquisition of other long-term assets, in each case, that shall be used or useful in the Permitted Businesses of the Company or its Restricted Subsidiaries, as the case may be. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit Indebtedness to the extent not prohibited by the Indenture. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds".

          (c) When the aggregate amount of Excess Proceeds exceeds $5 million, the Company shall, within 30 days thereafter, make an offer (an "Excess Proceeds Offer") to purchase from all holders of Notes and <*>Additional Notes, on a pro rata basis</*> <#>New Notes, PRO RATA in proportion to the respective principal amounts outstanding of the Notes and New Notes</#>, the maximum principal amount (expressed as a multiple of $1,000) of Notes and <*>Additional</*> <#>New</#> Notes that may be purchased <*>with</*> <#>out of</#> the Excess Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued interest, if any, and Liquidated Damages, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes and <*>Additional</*> <#>New</#> Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company or its Restricted Subsidiaries may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes and <*>Additional</*> <#>New</#> Notes validly tendered and not withdrawn by holders thereof exceeds the Excess

Proceeds, the Notes and <*>Additional</*> <#>New</#> Notes to be purchased shall be selected on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

          (d) The Company shall commence an Excess Proceeds Offer by mailing a notice to the Trustee and each Holder as of such record date as the Company shall establish (and delivering such notice to the Trustee at least five days prior thereto) stating:

          (i)  that the Excess Proceeds Offer is being made pursuant to this
     Section 1016 and that all Notes validly tendered will be accepted for payment on a PRO RATA basis;

          (ii) the purchase price and the date of purchase (which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the "Excess Proceeds Payment Date");

         (iii) that any Note not tendered will continue to accrue interest;

          (iv) that, unless the Company defaults in the payment of the Excess Proceeds Payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest on and after the Excess Proceeds Payment Date;

          (v) that Holders electing to have any Note purchased pursuant to the Excess Proceeds Offer will be required to surrender such Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the Business Day immediately preceding the Excess Proceeds Payment Date;

          (vi) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Excess Proceeds Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

         (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

          At least five days prior to the date notice is mailed to each Holder, the Company shall furnish the Trustee with an Officers' Certificate stating the amount of the Excess Proceeds Payment.

          (e)  On the Excess Proceeds Payment Date, the Company shall:

          (i) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to the Excess Proceeds Offer;

          (ii) deposit one day prior to the Excess Proceeds Payment Date with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and

         (iii) deliver; or cause to be delivered, to the Trustee, all Notes or portions thereof so accepted, together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by the Company.

          The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof.

          The Company will publicly announce the results of the Excess Proceeds Offer as soon as practicable after the Excess Proceeds Payment Date. For purposes of this Section 1016, the Trustee shall act as the Paying Agent. All Notes or portions thereof purchased pursuant to this Section 1016 will be cancelled by the Trustee.

          (f) The Company shall comply with the applicable tender offer rules including Rule-14e under the Exchange Act, and any other applicable securities laws and regulations in connection with an offer made pursuant to clause (c) above. To the extent that provisions of any applicable securities laws or regulations conflict with provisions of this Section 1016, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Section 1016 by virtue thereof.

                                BURKE INDUSTRIES, INC.

                   SOLICITATION OF CONSENTS TO INDENTURE AMENDMENTS

     In order to give a Consent, a Holder should mail, hand deliver, send by overnight courier or facsimile (confirmed by physical delivery) a properly completed and duly executed Consent Letter, and any other required document, to the Tabulation Agent at its address set forth below. Any questions or requests for assistance or for additional copies of this Consent Solicitation Statement or related documents may be directed to the Information Agent at one of its telephone numbers set forth below. A Holder may also contact the Solicitation Agent at its telephone number set forth below or such Holder's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

                    The Tabulation Agent for the Solicitation is:

                       UNITED STATES TRUST COMPANY OF NEW YORK

      By Overnight Courier:                              By Hand:                         By Registered or Certified Mail:
  United States Trust Company                  United States Trust Company                  United States Trust Company
          of New York                                 of New York                                    of New York
    770 Broadway, 13th Floor                   111 Broadway, Lower Level                    P.O. Box 844, Cooper Station
   New York, New York  10003                    New York, New York 10006                    New York, New York 10276-0844
Attn:  Corporate Trust Services             Attn:  Corporate Trust Services                Attn:  Corporate Trust Services

                                               By Facsimile Transmission
                                                     (212) 420-6152
                                                  Confirm by Telephone
                                                     (800) 548-6565

                    The Information Agent for the Solicitation is:


                                D.F. KING & CO., INC.

                             77 Water Street, 20th Floor
                               New York, New York 10005
                            Banks and Brokers Call Collect
                                    (212) 269-5550
                              All Others Call Toll-Free
                                    (800) 859-8508

                   The Solicitation Agent for the Solicitation is:

                        NATIONSBANC MONTGOMERY SECURITIES LLC


                          100 North Tryon Street, 7th Floor
                           Charlotte, North Carolina 28255
                          Attn:  Liability Management Group
                                    (704) 388-4807
                                     or Toll-Free
                                    (888) 292-0070